UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 26, 2019

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.

001-11229	Mississippi Power Company	64-0205820
(A Mississippi Corporation)
2992 West Beach Boulevard
Gulfport, Mississippi 39501
(228) 864-1211

The name and address of the registrant have not changed since the last report.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01        Other Events.
On November 26, 2019, Mississippi Power Company (“Mississippi Power”) filed a base rate case (the “2019 Base Rate Case”) with the Mississippi Public Service Commission (the “PSC”). The filing includes a requested annual decrease in Mississippi Power’s retail rates of $5.8 million, or 0.6%, which could be effective as early as 30 days after the filing unless suspended by the Mississippi PSC.   The decrease in rates is driven primarily by changes in the amortization rates of certain regulatory assets and liabilities and cost reductions, partially offset by an increase in depreciation associated with the filing of an updated depreciation study. The revenue requirements included in the filing are based on a projected test year period of January 1, 2020 through December 31, 2020, a 53% average equity ratio, and a 7.728% return on investment. The filing reflects the elimination of separate rates for costs associated with the Kemper County energy facility and energy efficiency initiatives; those costs are proposed to be included in the Performance Evaluation Plan, Environmental Compliance Overview Plan and ad valorem tax adjustment factor, as applicable. Mississippi Power expects the Mississippi PSC could issue a final order in this matter within 120 days of the filing.
In addition to the 2019 Base Rate Case, Mississippi Power made its annual retail fuel filing, which includes a requested decrease in annual retail rates of $23.8 million, or 2.6%, as a result of lower fuel costs. Mississippi Power expects the Mississippi PSC to authorize these rates to go into effect no later than the first billing cycle of February 2020.
The ultimate outcome of these matters cannot be determined at this time.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 26, 2019	MISSISSIPPI POWER COMPANY
	By	/s/Melissa K. Caen
Melissa K. Caen Assistant Secretary